INDEPENDENT AUDITORS' CONSENT

MetLife  Investors  USA Separate  Account A of
MetLife  Investors  USA Insurance Company:

We consent to (a) the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-54466 under the Securities Act of 1933 on Form N-4 of our report dated February 4, 2000, except for Note 10, as to which the date is January 30, 2001, regarding MetLife Investors USA Insurance Company (formerly Security First Life Insurance Company) and our report dated March 29, 2000, except for Note 7, as to which the date is January 30, 2001, regarding MetLife Investors USA Separate Account A (formerly Security First Life Separate Account
A) appearing in the financial statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, and (b) the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/DELOITTE & TOUCHE LLP

Los Angeles, California
March 21, 2001